SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO/A

(Amendment No. 3) (Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

PPG INDUSTRIES, INC.

(Name of Subject Company (issuer) and Filing Person (offeror))

Class A Common Stock, par value $1.66 2/3 per share

(Title of Class of Securities)

69350610

(CUSIP Number of Class of Securities)

Glenn E. Bost II

Senior Vice President and General Counsel

PPG Industries, Inc.

One PPG Place

Pittsburgh, Pennsylvania 15272

(412) 434-3131

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

Copies to:

Steven A. Rosenblum, Esq.	Mark L. Hanson, Esq.
Wachtell, Lipton, Rosen & Katz	Jones Day
51 West 52nd Street	1420 Peachtree Street, N.E.
New York, New York 10019	Suite 800
(212) 403-1000	Atlanta, Georgia 30309
(404) 521-3939

CALCULATION OF FILING FEE

Transaction Valuation	Amount of Filing Fee
$1,486,435,503 (1)	$155,495 (2)

(1)	Estimated solely for calculating the filing fee, based on the average of the high and low prices of shares of common stock of Georgia Gulf Corporation into which shares of common stock of Eagle Spinco Inc. being offered in exchange for shares of Class A Common Stock of PPG Industries, Inc. will be converted, as reported on the New York Stock Exchange on December 26, 2012 and paid in connection with Georgia Gulf Corporation’s Registration Statement on Form S-4, which was filed on September 5, 2012 (Registration No. 333-183724), Amendment No. 1 to Georgia Gulf Corporation’s Registration Statement on Form S-4, which was filed on October 18, 2012 and Amendment No. 4 to Georgia Gulf Corporation’s Registration Statement on Form S-4, which was filed on December 27, 2012, calculated as set forth therein, relating to the transactions described in this Schedule TO (collectively, the “Georgia Gulf Form S-4”).

(2)	The amount of the filing fee has been calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, in connection with the Georgia Gulf Form S-4, as set forth therein.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Registration Statement on Form S-4 (No. 333-183724) (as to $154,379), Amendment No. 1 to Registration Statement on Form S-4 (No. 333-183724) (as to $178), and Amendment No. 4 to Registration Statement on Form S-4 (No. 333-183724) (as to $938)

Form or Registration No.: Form S-4 (No. 333-183724)

Filing Party: Georgia Gulf Corporation

Date Filed: September 5, 2012 (as to Registration Statement on Form S-4 (No. 333-183724)), October 18, 2012 (as to Amendment No. 1 to Registration Statement on Form S-4 (No. 333-183724)), and December 27, 2012 (as to Amendment No. 4 to Registration Statement on Form S-4 (No. 333-183724))

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transaction to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☒

This Amendment No. 3 amends and supplements the Issuer Tender Offer Statement on Schedule TO filed by PPG Industries, Inc. (“PPG”) with the Securities and Exchange Commission (“SEC”) on December 27, 2012, as amended by Amendments No. 1 and No. 2 to the Issuer Tender Offer Statement, filed with the SEC on January 25, 2012 and January 28, 2013, respectively (as so amended, the “Schedule TO”).

The Schedule TO relates to the offer by PPG to exchange all shares of common stock, par value $0.001 per share, of Eagle Spinco Inc., the PPG subsidiary holding PPG’s former commodity chemicals business (“Splitco common stock”), for shares of common stock, par value $1.66 2/3 per share, of PPG (“PPG common stock”) that were validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer (as defined below). The Exchange Offer expired at 8:00 a.m., New York City time, on January 28, 2013. Following expiration of the Exchange Offer and the satisfaction of all closing conditions, PPG accepted shares tendered in the Exchange Offer and Eagle Spinco Inc. (“Splitco”) merged with a wholly owned subsidiary of Axiall Corporation (formerly known as Georgia Gulf Corporation (“Georgia Gulf”)) (“Axiall”) whereby Splitco continued as the surviving company and became a wholly owned subsidiary of Axiall (the “Merger”). The combined company formed by uniting Georgia Gulf with PPG’s former commodity chemicals business is named Axiall Corporation and is traded on the New York Stock Exchange under the ticker symbol of AXLL. Pursuant to the Merger, each share of Splitco common stock has been converted into the right to receive one share of Axiall common stock, on the terms and subject to the conditions set forth in the Prospectus, dated December 27, 2012 (the “Prospectus”), the Letter of Transmittal and the Exchange and Transmittal Information Booklet, copies of which are incorporated herein by reference as Exhibits (a)(i), (a)(ii) and (a)(iii), respectively (which, together with any amendments or supplements thereto, collectively constitute the “Exchange Offer”). In connection with the Exchange Offer, Splitco has filed under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-4 and Form S-1 (Registration No. 333-183727) (the “Registration Statement”) to register the shares of Splitco common stock offered in exchange for shares of PPG common stock tendered in the Exchange Offer and to be distributed in any pro rata dividend to the extent that the Exchange Offer is not fully subscribed. Axiall has filed under the Securities Act a registration statement on Form S-4 (Registration No. 333-183724) to register the shares of Axiall common stock into which shares of Splitco common stock were converted in the Merger.

This Amendment No. 3 shall be read together with the Schedule TO. Except as specifically provided herein, this Amendment No. 3 does not modify any of the information previously reported on the Schedule TO.

Item 4.	Terms of the Transaction.

Item4(a) of the Schedule TO, which incorporates by reference the information contained in the Exchange Offer, is hereby amended and supplemented by adding the following thereto:

Based on the final count by the exchange agent, PPG accepted 10,825,227 shares of PPG common stock for exchange in the Exchange Offer. Of the 68,933,881 shares of PPG common stock validly tendered, 581,782 shares were tendered by odd lot shareholders not subject to proration. Shares of PPG common stock validly tendered by each tendering PPG shareholder other than odd lot shareholders were exchanged for shares of Splitco common stock on a pro rata basis. Based on the final count by the exchange agent, the final proration factor is 14.986286%. Shares of PPG common stock tendered but not exchanged due to proration will be returned to tendering shareholders.

Under the terms of the offer, 35,249,104 shares of Splitco common stock were exchanged for each share of PPG common stock accepted in the offer. Following the merger, each share of Splitco common stock automatically converted into the right to receive one share of Axiall common stock. The Axiall common stock issued in the Splitco merger represents at least 50.5 percent of the shares of Axiall common stock that are outstanding after the merger.

Under the terms of the offer, fractional shares of Axiall common stock will not be issued. Instead, fractional shares will be aggregated and sold, and the net cash proceeds of such sale will be distributed to tendering PPG shareholders with fractional interests.

On January 31, 2013, PPG issued a press release announcing the final results of the Exchange Offer and the final proration factor for shares tendered in the Exchange Offer, a copy of which is attached as Exhibit (a)(1)(xiii) hereto and is incorporated herein by reference.

Item 12.	Exhibits.

Item 12 of the Schedule TO is amended and supplemented by adding the following exhibits thereto:

Exhibit No.	Description

(a)(1)(xiv)	Press release, dated January 31, 2013 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by PPG with the Securities and Exchange Commission on January 31, 2013)

(a)(4)(xxxiv)	Press release, January 31, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 31, 2013)

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PPG INDUSTRIES, INC.

By:	/s/ Charles E. Bunch
	Name:	Charles E. Bunch
	Title:	Chairman and Chief Executive Officer

Dated: January 31, 2013

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)(i)	Prospectus, dated December 27, 2012 (incorporated by reference to the Registration Statement)

(a)(1)(ii)	Form of Letter of Transmittal for PPG common stock (incorporated by reference to Exhibit 99.3 to the Registration Statement)

(a)(1)(iii)	Form of Exchange and Transmittal Information Booklet (incorporated by reference to Exhibit 99.4 to the Registration Statement)

(a)(1)(iv)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.5 to the Registration Statement)

(a)(1)(v)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.6 to the Registration Statement)

(a)(1)(vi)	Form of Notice of Guaranteed Delivery for PPG common shares (incorporated by reference to Exhibit 99.7 to the Registration Statement)

(a)(1)(vii)	Form of Notice of Withdrawal for PPG common shares (incorporated by reference to Exhibit 99.8 to the Registration Statement)

(a)(1)(viii)	Form of Letter to United States PPG Industries Employee Savings Plan Participants (incorporated by reference to Exhibit 99.9 to the Registration Statement)

(a)(1)(ix)	Form of Letter to Canadian PPG Industries Employee Savings Plan Participants (incorporated by reference to Exhibit 99.10 to the Registration Statement)

(a)(1)(x)	Form of Letter to Puerto Rican PPG Industries Employee Savings Plan Participants (incorporated by reference to Exhibit 99.11 to the Registration Statement)

(a)(1)(xi)	Press release, dated January 25, 2013 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by PPG with the Securities and Exchange Commission on January 25, 2013)

(a)(1)(xii)	Press release, dated January 28, 2013 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by PPG with the Securities and Exchange Commission on January 28, 2013)

(a)(1)(xiii)	Press release, dated January 28, 2013 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by PPG with the Securities and Exchange Commission on January 28, 2013)

(a)(1)(xiv)	Press release, dated January 31, 2013 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by PPG with the Securities and Exchange Commission on January 31, 2013)

(a)(2)	None

(a)(3)	None

(a)(4)(i)	Prospectus, dated December 27, 2012 (incorporated by reference to the Registration Statement)

(a)(4)(ii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on December 27, 2012 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on December 27, 2012)

(a)(4)(iii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on December 28, 2012 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on December 28, 2012)

(a)(4)(iv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on December 31, 2012 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on December 31, 2012)

(a)(4)(v)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 2, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 2, 2013)

(a)(4)(vi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 3, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 3, 2013)

(a)(4)(v)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 4, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 4, 2013)

(a)(4)(vi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 7, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 7, 2013)

(a)(4)(vii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 8, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 8, 2013)

(a)(4)(viii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 9, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 9, 2013)

(a)(4)(ix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 10, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 10, 2013)

(a)(4)(x)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 11, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 11, 2013)

(a)(4)(xi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 14, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 14, 2013)

(a)(4)(xii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 15, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 15, 2013)

(a)(4)(xiii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 16, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 16, 2013)

(a)(4)(xiv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 17, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 17, 2013)

(a)(4)(xv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 18, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 18, 2013)

(a)(4)(xvi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 22, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 22, 2013)

(a)(4)(xvii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 23, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 23, 2013)

(a)(4)(xviii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 23, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 23, 2013)

(a)(4)(xix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 23, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 23, 2013)

(a)(4)(xx)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 24, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 24, 2013)

(a)(4)(xxi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 24, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 24, 2013)

(a)(4)(xxii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 24, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 24, 2013)

(a)(4)(xxiii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 25, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 25, 2013)

(a)(4)(xxix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 25, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 25, 2013)

(a)(4)(xxx)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 25, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 25, 2013)

(a)(4)(xxxi)	Press release, January 25, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 25, 2013)

(a)(4)(xxxii)	Press release, January 28, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 28, 2013)

(a)(4)(xxxiii)	Press release, January 28, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 28, 2013)

(a)(4)(xxxiv)	Press release, January 31, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 31, 2013)

(a)(5)	None

(b)	None

(d)(i)	Agreement and Plan of Merger, dated as of July 18, 2012, by and among PPG Industries, Inc., Eagle Spinco Inc., Georgia Gulf Corporation and Grizzly Acquisition Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by PPG with the Securities and Exchange Commission on July 19, 2012)

(d)(ii)	Amendment No. 1, dated as of August 31, 2012, to the Agreement and Plan of Merger, dated as of July 18, 2012, by and among PPG Industries, Inc., Eagle Spinco Inc., Georgia Gulf Corporation and Grizzly Acquisition Sub, Inc. (incorporated by reference to Exhibit 2.1 to PPG Industries, Inc.’s Current Report on Form 8-K filed on September 5, 2012)

(d)(iii)	Form of Tax Matters Agreement to be entered into by and among PPG Industries, Inc., Eagle Spinco Inc. and Georgia Gulf Corporation (incorporated by reference to Exhibit 99.2 to Eagle Spinco Inc.’s Form S-4 and Form S-1 filed on September 5, 2012)

(d)(iv)*	Letter Agreement, dated as of February 1, 2003, as amended, to confirm the terms and conditions of the Transaction entered into between Credit Suisse First Boston International and PPG Industries, Inc. through Credit Suisse First Boston Corporation on November 1, 2002

(g)	None

(h)	Opinion of Wachtell, Lipton, Rosen & Katz (incorporated by reference to Exhibit 8.1 to the Registration Statement)

*	Previously filed with the Securities and Exchange Commission on the Issuer Tender Offer Statement on Schedule TO filed on December 27, 2012.